Exhibit 5.1

December 23, 2021
Greenpro Capital Corp.
B-7-5, Northpoint Office,
Mid Valley City, No.1 Medan Syed Putra Utara,
59200 Kuala Lumpur,
Malaysia

Ladies and Gentlemen:

We have acted as counsel to Greenpro Capital Corp., a Nevada company (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Company of up to $20,000,000 aggregate initial offering price of Securities consisting of (i) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), or (ii) shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), or (iii) debt securities (“Debt Securities”), or (iv) warrants (“Warrants”) to purchase Common Stock or Preferred Stock, or (v) subscription rights (“Rights”) entitling the holders thereof to purchase shares of Common Stock or Preferred Stock, or (vi) units consisting of Common Stock, Preferred Stock, Debt Securities, Rights or Warrants, or any combination thereof, in one or more series (the “Units”). The Common Stock, Preferred Stock, Debt Securities, Warrants, Rights and Units are collectively referred to herein as the “Securities.”

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to Securities constituting Common Stock to be sold by the Company, when (i) the Company has taken all necessary action to authorize and approve the issuance of such Common Stock, the terms of the offering thereof and related matters and (ii) such Common Stock has been issued and delivered, with certificates representing such Common Stock having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the share register of the Company, in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement or, if such Common Stock is issuable upon the exercise of Warrants or Rights, the applicable warrant or rights agreement therefor, against payment (or delivery) of the consideration therefor provided for therein, such Common Stock (including any Common Stock duly issued upon exercise of Warrants or Rights that are exercisable to purchase Common Stock) will have been duly authorized and validly issued and will be fully paid and non-assessable.

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2. With respect to Securities constituting Preferred Stock, when (i) the Company has taken all necessary action to authorize and approve the issuance and terms of the shares of the series of such Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a resolution fixing the number of shares in any series of Preferred Stock and the designation of relative rights, preferences and limitations in any series of Preferred Stock and the filing of a certificate of designation with respect to the series with the Secretary of State of the State of Nevada as required by 78.1955 of the Nevada Revised Statutes and (ii) such Preferred Stock has been issued and delivered, with certificates representing such Preferred Stock having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the share register of the Company, in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement or, if such Preferred Stock is issuable upon the exercise of Warrants or Rights, the applicable warrant or rights agreement therefor, against payment (or delivery) of the consideration therefor provided for therein, such Preferred Stock (including any Preferred Stock duly issued upon exercise of Warrants that are exercisable to purchase Preferred Stock) will have been duly authorized and validly issued and will be fully paid and non-assessable.

3. With respect to Securities constituting Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (i) the terms of the Debt Securities have been established in accordance with the Indenture, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (iv) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company.

4. With respect to the Warrants, when (i) the Company’s board of directors (the “Board”) has taken all necessary corporate action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof and related matters; (ii) the warrant agreement or agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by the Company; and (iii) the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the appropriate warrant agreement or agreements and the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor provided for therein, the Warrants will be validly issued and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. With respect to Securities constituting Rights, when (i) the Board has taken all necessary corporate actions to approve the creation of and the issuance and terms of the Rights, terms of the offering thereof and related matters; (ii) the agreement or agreements relating to the Securities comprising the Rights have been duly authorized and validly executed and delivered by the Company; (iii) any shares of Common Stock or Preferred Stock that are a component of any Rights are validly issued, fully paid and non-assessable and any other Securities that are components of any Rights are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; the Rights will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

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6. With respect to Securities constituting Units, when (i) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Units, terms of the offering thereof and related matters; (ii) the agreement or agreements relating to the Securities comprising the Units have been duly authorized and validly executed and delivered by the Company; and (iii) the certificates representing the Securities comprising the Units have been duly executed, countersigned, registered and delivered in accordance with the appropriate agreements, the Units will be valid and binding obligations of the Company enforceable against the Company in accordance with the their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. With respect to the opinions above, we have assumed that, in the case of each offering and sale of Securities, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness or qualification shall not have been terminated or rescinded; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing such Securities; (iii) such Securities will have been issued and sold in compliance with applicable United States federal and state securities Laws (hereinafter defined) and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) unless such Securities constitute Common Stock or Preferred Stock issuable upon exchange or conversion of Securities constituting Common Stock or Preferred Stock, or Common Stock or Preferred Stock issuable upon exercise of Warrants or Rights, a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of such Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto; (v) at the time of the issuance of such Securities, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and (b) the Company will have the necessary corporate power and due authorization; (vi) the terms of such Securities and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the amended and restated certificate of incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company; (vii) if such Securities constitute Common Stock or Preferred Stock, (a) sufficient shares of Common Stock or Preferred Stock will be authorized for issuance under the amended and restated certificate of incorporation of the Company that have not otherwise been issued or reserved for issuance and (b) the consideration for the issuance and sale of such Common Stock or Preferred Stock established by the Board and provided for in the applicable definitive purchase, underwriting or similar agreement (or, if Common Stock or Preferred Stock is issuable upon exercise of Warrants or Rights, the applicable warrant or rights agreement) will not be less than the par value of such Common Stock or Preferred Stock; (viii) if such Securities constitute Common Stock or Preferred Stock issuable upon exercise of Warrants or Rights, the action with respect to such Warrants or Rights referred to in Paragraphs 4 and 5 above will have been taken; and (ix) if such Securities constitute Warrants or Rights that are exercisable for Securities constituting Common Stock or Preferred Stock, the Company will have then taken all necessary action to authorize and approve the issuance of such Common Stock or Preferred Stock upon exercise of such Warrants or Rights, the terms of such exercise and related matters and to reserve such Common Stock or Preferred Stock for issuance upon such exercise.

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B. This letter is limited to matters governed by the Nevada Private Corporations Chapter of the Nevada Revised Statutes and by the laws of the State of New York (“Laws”).

C. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

D. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the Registration Statement and in the Prospectus and in any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

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